EX-99.4e

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                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
                (UNDER SECTION 408A OF THE INTERNAL REVENUE CODE)

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NAME OF INSURER
JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
2900 WESTCHESTER AVENUE
PURCHASE, NY 10577

CHECK IF THIS ENDORSEMENT SUPERSEDES A PRIOR ROTH IRA ENDORSEMENT

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     This  endorsement  is made a part of the  annuity  contract  to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.
     The annuitant is  establishing a Roth individual  retirement  annuity (Roth
IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
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                                    ARTICLE I
     Except in the case of a rollover contribution described in 408A(e), a nontaxable transfer from another Roth IRA, a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions and only up to a maximum amount permitted under sections 219(b) and 408A (or such other amount provided by applicable federal tax law) for any tax year of the annuitant.

                                   ARTICLE II
     1. The maximum annual contribution limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the maximum annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the Issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

     2. In case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

                                   ARTICLE III
     The   annuitant's   interest  in  the   contract  is   nonforfeitable   and
nontransferable.

                                   ARTICLE IV
     The contract does not require fixed contributions.

                                    ARTICLE V
     1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:

     (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or

     (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations, or in successor life expectancy tables.

     If distributions do not begin by the date described in (b), distribution method (a) will apply.

     2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse will then be treated as the annuitant.

                                   ARTICLE VI
     1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(I) and 408A(d)(3)(E), and Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

     2. The issuer agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.

                                   ARTICLE VII
     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I and IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                  ARTICLE VIII
     This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

                                   ARTICLE IX
     1. No loans are permitted under this contract, as endorsed or amended.

     2. The annuitant may not transfer ownership of the contract, sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the company.

     3. The contract is established for the exclusive benefit of the annuitant and the annuitant's beneficiaries.

     4. The annuitant must be an individual who is the sole owner. Except as permitted under this Article IX, and otherwise permitted under applicable federal tax law, neither the owner nor the annuitant can be changed. Thus, all distributions made while the annuitant is alive must be made to the annuitant. All distributions made under a joint and survivor Annuity, Income, or Payment Option ("Annuity Option") after the owner's death and while the joint annuitant is alive must be made to the joint annuitant.

     5. During the first seven (7) days of the free look period set out in the contract, the annuitant may return the contract to the company or the producer through whom it was purchased. The company will void the contract and will refund the greater of the contract value or purchase payment for variable annuity contracts or the purchase payment for fixed annuity contracts.

     6. Any language in the contract which directs that the contract be interpreted in accordance with section 72(s) of the Code is deleted.

     7. Paragraph (2) of Article (V) is deleted and the following additional language is added to Article (V):

          2. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is the sole designated beneficiary, the entire remaining interest will be distributed as follows:

               (a) the surviving spouse may elect to receive the entire remaining interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

                    (i) December 31 of the calendar year immediately following the calendar year in which the annuitant died, and

                    (ii) December 31 of the calendar year in which the annuitant would have attained age 70 1/2

                    If the surviving spouse dies before distributions begin, the limitations  of Article V(1)  (without  regard to this  paragraph
               (2)) will apply and such limitations will be applied as if the surviving spouse were the annuitant.

                    An irrevocable  election of the method of  distribution by a designated beneficiary who is the surviving spouse must be no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the annuitant's death or the date distributions are required to begin pursuant to this subparagraph (a).

                    If the annuitant's spouse is the sole designated beneficiary on the annuitant's date of death, such spouse may irrevocably elect to treat the contract as his or her own Roth IRA. Unless otherwise provided under applicable federal tax law, this election will be deemed to have been made if such surviving spouse, subject to the requirements of Articles I and II of this endorsement, (i) makes a Roth IRA contribution to the Contract ,
               (ii) makes a rollover to or from the contract, or (iii) fails to elect that his or her interest will be distributed in accordance with one of the preceding provisions of this subparagraph (a).

                    Life  expectancy  is computed by use of the expected  return multiples in Table V of section 1.72-9 of the Income Tax Regulations, or in successor life expectancy tables. Life expectancy will not be recalculated with respect to payments under an Annuity Option. In other situations, life expectancy will not be recalculated, unless otherwise permitted under section 401(a)(9) and the regulations thereunder.

          3. Payments required under paragraphs (1) and (2), above, must be made at intervals of no longer than one year. In addition, payments must be nonincreasing or they may increase only as provided in applicable federal income tax regulations.

          4. The owner's entire interest in this contract shall be distributed as required under sections 401(a)(9) and 408A(c)(5). No amount is required to be distributed prior to the death of the owner.

                    If the  Contract  is  purchased  with  contributions  from a nontaxable transfer after the death of the holder of a Roth IRA, any provision concerning waiver of the Withdrawal Charge and the Indexed Fixed Option Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code is deleted.

                    All  Annuity  Options  under  the  contract  must  meet  the requirements applicable to Roth IRAs. The provisions of this endorsement reflecting these requirements override any Annuity Option inconsistent with such requirements.

     8. This endorsement is effective as of the date the contract is issued or the date the contract is converted from an IRA to a Roth IRA, whichever is later.

     9. Signed for the Jackson National Life Insurance Company of New York.


                                                /s/ Thomas J. Meyer
                                                SECRETARY